EXHIBIT 99.1

GammaCan Announces Positive Testing Results in the Development of VitiGam(TM) for the Treatment of Melanoma

KIRYAT ONO, Israel & NEW YORK--(BUSINESS WIRE)--March 6, 2008--GammaCan International, Inc. (“GammaCan” or “the Company”) (OTCBB: GCAN), a developer of proprietary immunotherapies for the treatment of melanoma and other cancers, today announced progress in its VitiGam™ development program. During the last several months, the Company has completed a series of significant animal experiments confirming the effectiveness of IgG preparations derived from vitiligo donors against melanoma cells. This is the basis for GammaCan’s lead product, VitiGam™.

In a number of human melanoma model experiments, using SCID mice and the A375 human melanoma cell line, the Company demonstrated that vitiligo-derived IgG preparations can prevent, in a statistically significant manner, the growth of subcutaneous melanomas (tumors). In these experiments, IgG preparations derived from vitiligo donors were compared to a variety of other IgG preparations and also compared to saline. These experiments further demonstrate that IgG preparations derived from vitiligo donors also achieved, in a highly statistically significant manner, a reduction in the tumor size of small tumors.

Steven Katz, Chairman of the Board and President of GammaCan said, “Our data are highly encouraging in that they demonstrate, for the first time, in human melanoma models, anti-melanoma activity from IgG preparations derived from vitiligo donors.” Mr. Katz further commented that, “These positive results keep us on track to file our IND with the U.S. Food and Drug Administration in the near term.”

About GammaCan

GammaCan develops proprietary immunotherapy and related approaches to treat melanoma and other cancers. GammaCan's patented platform technology is based on the use of IgGs (gamma-immunoglobulins), a safe, relatively non-toxic human plasma-derived product used to treat a variety of immune deficiencies and autoimmune diseases. In cancer, IgG-based therapies work by strengthening the patient's immune system. Many experts currently view immunotherapy as a future alternative to chemotherapy. The Company's lead drug candidate, VitiGam™, targets Stage III and Stage IV melanoma for which no effective treatment currently exists. In August 2007, VitiGam™ received Orphan Drug designation from the U.S. Food and Drug Administration (FDA) for the treatment of Stage IIB to Stage IV metastatic melanoma. For more information about GammaCan, visit www.GammaCan.com.

About VitiGam™

VitiGam™ is a first-in-class IgG-based anti-cancer immunotherapy being developed for the treatment of Stage III and Stage IV melanoma. GammaCan is planning to submit its Investigational New Drug Application (IND) for VitiGam™ to the FDA in the near future. The Company expects to commence human clinical trials shortly thereafter. VitiGam™ is an IgG-

based product manufactured from the plasma of donors with Vitiligo, a benign skin condition affecting up to 2% of the general population. Studies have shown that this "enriched" IgG formulation contains potent anti-melanoma activity. Based on these studies, GammaCan expects VitiGam™ to provide specific anti-melanoma activity against melanoma cells, as well as non-specific anti-cancer activity.

About Melanoma

Melanoma is a deadly form of skin cancer. According to the American Cancer Society, melanoma accounts for approximately 4% of all skin cancers but causes approximately 75% of all skin cancer-related deaths. An estimated 62,000 people were diagnosed with and nearly 8,000 people died from melanoma in the U.S. alone in 2007. If rapidly diagnosed and surgically removed, early-stage melanoma is usually curable. However, for patients with metastatic melanoma (Stage III and Stage IV), the prognosis is poor since no effective treatment currently exists. These patients have a median survival time of 8.5 months and a 5-year survival rate of less than 10%. There has been little change in these results for in excess of 25 years. The incidence of melanoma has increased more rapidly than any other cancer during the past 10 years. The last drug to treat patients with metastatic melanoma was approved by the FDA over 30 years ago.

Safe Harbor Statement

Statements in this press release that are not purely historical are forward-looking statements. Forward-looking statements in this press release include statements regarding: the commercialization of anti-cancer immunotherapies and the Company's efforts to develop therapies to boost the immune systems of cancer patients by the use of IgG-based therapy. Actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the planned development of the technology; the inability to hire appropriate staff to develop the technology; unforeseen technical difficulties in developing the technology; the inability to obtain regulatory approval for human use; competitors' therapies proving to be more effective, cheaper or otherwise preferable for consumers; the inability to market a product; all of which could, among other things, delay or prevent product release, as well as other factors expressed from time to time in GammaCan's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with GammaCan's periodic filings with the SEC, which are incorporated herein by reference. The forward-looking statements contained herein are made only as of the date of this press release and GammaCan undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:
GammaCan International, Inc.
Steven Katz, Chairman of the Board and President
732-254-5385
skatz@gammacan.com
or
Patrick Schnegelsberg, Chief Executive Officer
972-54-555-7698
pschnegelsberg@gammacan.com

Source: GammaCan International, Inc.